No securities regulatory authority in Canada has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Accordingly, subject to certain exceptions, these securities may not be offered or sold within the United States of America and this short form prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of these securities within the United States of America. See “Plan of Distribution”.

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary, Farallon Resources Ltd., #1020, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6 (Telephone (604) 684-6365), and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	December 14, 2006

UP TO $80,000,000

160,000,000 Subscription Receipts, each representing the right to receive One Common Share and One-Half of One Common Share Purchase Warrant

          This short form prospectus (“Prospectus”) qualifies the distribution (the “Offering”) of up to 160,000,000 subscription receipts (the “Subscription Receipts”) of Farallon Resources Ltd. (the “Company”) at a price of $0.50 per Subscription Receipt (the “Offering Price”). Each Subscription Receipt will entitle the holder thereof to receive one common share (each, a “Common Share”) and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”), without payment of additional consideration and without any further action by holders of Subscription Receipts, upon satisfaction of the Escrow Release Conditions (as defined herein). Each Warrant will entitle the holder thereof to purchase one Common Share at a price of $0.70 at any time before 5:00 p.m. (Vancouver time) on the date that is 24 months after the closing date of the Offering (the “Closing Date”). The expiry of the Warrants may be accelerated in certain events, as described under “Plan of Distribution”. The Subscription Receipts will be issued and sold pursuant to an agency agreement (the “Agency Agreement”) between Paradigm Capital Inc., Canaccord Capital Corporation and MGI Securities Inc. (collectively, the “Agents”) and the Company. The Offering Price was determined by negotiation between the Company and the Agents. See “Plan of Distribution”.

          On the Closing Date 25% (up to $20,000,000) of the Offering proceeds will be released to the Company and the Agents will receive one-half of the Agents’ Fee and all of the Agents’ out-of-pocket expenses. The Subscription Receipts represented by that portion of the Offering proceeds released on the Closing Date will be automatically exchanged on the Closing Date on a pro rata basis for one Common Share and one-half of one Warrant, without payment of additional consideration and without any further action by holders of Subscription Receipts. The remainder of the Offering proceeds (the “Escrowed Funds”) will be deposited in escrow with Computershare Trust Company of Canada, as escrow agent (the “Escrow Agent”), and invested in short term investment grade debt obligations pending satisfaction of the Escrow Release Conditions, as defined below. If the Escrow Release Conditions are satisfied before 5:00 p.m. (Vancouver time) on the date that is 90 days after the Closing Date (the “Condition Deadline”), the remainder of the Subscription Receipts will be automatically exchanged for one Common Share and one-half of one Warrant, without payment of additional consideration and without any further action by holders of Subscription Receipts, and the Escrow Agent will pay to the Agents the remainder of their fee and release the balance of the Escrowed Funds (together with interest or other income earned thereon) to the Company (the “Escrow Release Date”). If the Escrow Release Conditions are not satisfied before the Condition Deadline, commencing on the third business day after the Notice Date (as defined herein), the Escrow Agent will return to each holder of the Subscription Receipts (unless otherwise directed by such holder), such holder’s pro rata share of the Escrowed Funds and interest or other income earned thereon (less applicable withholding tax, if any). After the Closing Date and before the Condition Deadline, Subscription Receipt holders may, at their option, exchange their Subscription Receipts for one Common Share and one-half of one Warrant, without payment of additional consideration, the Escrowed Funds attributable to such exchanged Subscription Receipts will be released to the Company and the Agents will receive one-half of the Agents’ Fee attributable to such Subscription Receipts. Each holder will receive Common Shares and Warrants for the unrefunded Subscription Receipts. See “Use of Proceeds”, “Plan of Distribution” and “Details of the Offering”.

          The Company’s Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “FAN”. The Company will apply to list the Common Shares, as well as the Common Shares issuable upon exercise of the Warrants and the Compensation Options (together the “Underlying Shares”), on the TSX. Listing will be subject to the Company fulfilling all of the requirements of the TSX. The closing price of the Common Shares on the TSX on December 13, 2006 (the last trading day before the date hereof) was $0.59.

          Investing in the Subscription Receipts, and the Common Shares and Warrants issuable upon exchange thereof, involves risk. Prospective investors should consider the risk factors described under “Risk Factors” before purchasing Subscription Receipts.

______________________________

Price: $0.50 per Subscription Receipt
______________________________

			Net Proceeds to the
	Price to Public	Agents’ Fee(1)	Company(2)

Per Subscription Receipt	$0.50	$0.03	$0.47
Total	$80,000,000	$4,800,000	$75,200,000
______________________________

(1)

In consideration of the services rendered by the Agents in connection with the Offering, the Company has agreed to pay a cash commission to the Agents equal to 6% of the gross proceeds raised in the Offering (the “Agents’ Fee”). The Agents’ Fee will be paid as to one-half on the Closing Date, and one-half on the Escrow Release Date.

(2)	Before deducting the expenses of the Offering, estimated to be $400,000, which will be paid out of the general funds of the Company.

          The Offering is being made on a best efforts basis.

          This Prospectus also qualifies the issue by the Company of non-transferable compensation options (“Compensation Options”) to the Agents. The Compensation Options entitle the Agents to purchase an aggregate number of Common Shares equal to 6% of the number of Subscription Receipts sold pursuant to the Offering at the Offering Price at any time until 5:00 p.m., Vancouver time, on the second anniversary of the Closing Date.

Exercise Price
or Average
	Maximum Size or Number of	Exercise Period/	Acquisition
Agents’ Position	Securities Held	Acquisition Date	Price

Compensation Options	9,600,000 Common Shares	24 months	$0.50

Any other option granted by issuer or insider of issuer	Nil	—	—

Total Securities under option	9,600,000 Common Shares	—	—

          The Agents conditionally offer the Subscription Receipts, subject to prior sale, on a best efforts basis, if, as and when issued and sold by the Company in accordance with the conditions contained in the Agency Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the

- ii -

Company by Lang Michener LLP, Vancouver, British Columbia, and on behalf of the Agents by Heenan Blaikie LLP, Toronto, Ontario. See “Plan of Distribution”.

          Subject to applicable laws and in connection with the Offering, the Agents may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

          Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that certificates evidencing the Subscription Receipts will be available for delivery at closing, which is expected to take place on or about December 21, 2006 or such later date as may be agreed between the Company and the Agents, but in any event not later January 26, 2007 (the “Closing Date”).

- iii -

TABLE OF CONTENTS

Documents Incorporated by Reference	1	Interests of Experts	14
Eligibility for Investment	3	Risk Factors	15
Forward Looking Statements	3	Certain Canadian Federal Income Tax
The Company	4	Considerations	16
Recent Developments	6	Auditors, Transfer Agent and Registrar	18
Use of Proceeds	8	Purchasers’ Statutory Rights	18
Plan of Distribution	9	Auditors’ Consent	19
Details of the Offering	10	Certificate of the Company	C-1
Capitalization	14	Certificate of the Agents	C-2

In this Prospectus:

Company	means Farallon Resources Ltd.;

Farallon, we, our, us	means the Company and its subsidiaries;

g/t	means grams per tonne;

GMV/t	means gross metal value per tonne, calculated by multiplying metal grade by a specific metal price;

m	means metre;

NI43-101	means Canadian Securities Administrators’ National Instrument 43-101, Standards of Disclosure for Mineral Projects;

Qualifying Jurisdictions	means British Columbia, Alberta, Manitoba, New Brunswick and Ontario;

ton	means 2,000 pounds; and

tonne	means 1.102 tons.

All currency amounts in this Prospectus are in Canadian dollars unless otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

          The following documents filed with the securities commission or similar regulatory authority in British Columbia, Alberta, Manitoba, Ontario and New Brunswick are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  the Annual Information Form of the Company dated September 25, 2006 for the fiscal year ended June 30, 2006;

  the audited consolidated financial statements and the notes thereto as at June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006, together with the auditors’ report thereon;

  management’s discussion and analysis of financial condition and results of operations for the fiscal year ended June 30, 2006;

  the unaudited interim consolidated financial statements as at September 30, 2006 and for the three months ended September 30, 2006 and 2005 and the notes thereto, and management’s discussion and analysis of financial condition and results of operations for the three months ended September 30, 2006;

  the material change report dated July 13, 2006 relating to a proposed private placement;

  the material change report dated August 28, 2006 relating to the filing of a preliminary prospectus for an offering of common shares;

  the material change report dated September 25, 2006 relating to an update from drilling at the G-9 Deposit on the Campo Morado Project;

  the material change report dated September 25, 2006 relating to the appointment of Constructora Necaxa, S.A. De C.V. as contractor to complete the underground access decline to the G-9 Deposit at the Campo Morado Project;

  the material change report dated October 13, 2006 relating to a private placement of 18.75 million units of the Company;

  the material change report dated October 24, 2006 relating to the results of recent flotation tests conducted at the G-9 Deposit at the Campo Morado Project;

  the material change report dated November 14, 2006 relating to the results of a resource estimate and new assays from core drilling for the G-9 Deposit at the Campo Morado Project;

  the material change report dated November 17, 2006 relating to the closing of the previously announced private placement of 18.75 million units of the Company;

  the material change report dated November 21, 2006 relating to the filing of a preliminary prospectus;

  the material change report dated December 13, 2006 relating to the size and pricing of the Offering; and

  the information circular dated November 17, 2006 in connection with the annual general meeting of shareholders to be held on December 14, 2006 (excluding information which, pursuant to National Instrument 44-101 Short Form Prospectus Distributions issued by the Canadian Securities Administrators is not required to be incorporated by reference).

          Material change reports (other than confidential reports) and all other documents of the type referred to above, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and before completion or withdrawal of this Offering, will be deemed to be incorporated by reference into this Prospectus.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary, Farallon Resources Ltd., #1020, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6 (Telephone (604) 684-6365), and are also available electronically at www.sedar.com. The Company’s filings through SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

ELIGIBILITY FOR INVESTMENT

          Provided the outstanding Common Shares of the Company remain listed on the TSX, the Subscription Receipts offered hereby and the Common Shares and Warrants issuable pursuant to the Subscription Receipts, will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit-sharing plans and registered education savings plans (collectively, “Exempt Plans”) provided that each annuitant, beneficiary, employer or subscriber under the governing plan of the particular Exempt Plan deals at arm's length with the Company at all relevant times.

FORWARD LOOKING STATEMENTS

          This Prospectus, including the documents incorporated by reference, contains forward-looking statements which may not be based on historical fact. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Farallon to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, reliance on key personnel, the actual results of exploration activities, actual results of reclamation activities, the estimation or realization of mineral reserves and resources, the timing and amount of estimated future production, capital expenditures, costs and timing of the development of new deposits, requirements for additional capital, future prices of precious and base metals, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labour disputes and other risks of the mining industry, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, currency fluctuations, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

          Prospective investors can identify many of these statements by looking for words such as “believe’’, “expects’’, “will’’, “intends’’, “projects’’, “anticipates’’, “estimates’’, “continues’’ or similar words or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. Forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors” in this Prospectus and in our Annual Information Form.

          The forward-looking statements contained herein are made as of the date of this Prospectus and are expressly qualified in their entirety by this cautionary statement. Readers should not place undue reliance on the forward-looking statements, which reflect management’s plans, estimates, projections and views only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

THE COMPANY

General

          The Company was incorporated on July 4, 1991 under the laws of British Columbia. The head office of the Company is located at Suite 1020, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6.

          We are engaged in the business of acquiring ownership of, and exploring and developing precious and base metals deposits. We have focused on exploring the “Campo Morado Project” since 1995, except for a period from 2001 to 2003 when the Project was placed in care and maintenance status. The Campo Morado Project is located in Guerrero State, Mexico and comprises several government-granted concessions totalling approximately 11,563 hectares.

Campo Morado Project

          The area comprising the Campo Morado Project contains former producing mines that produced limited amounts of lead, silver and gold from oxidized massive sulphide material. Farallon holds six concessions for the Campo Morado Project.

          As at September 30, 2006, Farallon incurred aggregate exploration expenditures of approximately US$49.3 million and acquisition costs of approximately US$9 million on the Campo Morado Project . (The consolidated schedules of exploration expenses contained in the interim financial statements for the three months ended September 30, 2006, incorrectly disclosed the September 30, 2006 cumulative exploration expenses, beginning of the period and end of period as US$37,239,416 and US$39,948,784, respectively. The correct September 30, 2006 cumulative exploration expenses, beginning of the period and end of period, are $46,602,699 and $49,312,067, respectively.)

Mexico Mining Laws

          Both the Dirección General de Minas (“Dirección General”) and Servicio Geologico Mexicano (“Servicio”) are branches of the Coordinación de Minas of the Secretaría de Economía, Mexico. The Dirección General grants and controls mining claims. The Servicio is a decentralized entity with independent legal capacity under the Mexican Federal Ministry of Economy. The Servicio is obligated, under the Mining Law of Mexico, to identify and record the potential mineral resources of Mexico, to assist the government with the promotion and development of such resources and to determine which should be made available as concessions. The Servicio also does exploration work and stakes mineral claims, which eventually are granted to companies or individuals in exchange for option payments and finder’s fees.

          Concessions are valid for fifty years and are renewable for an additional fifty years. They may be located to an unlimited size. An annual surface tax must be paid. In addition, an investment in, or production from, the concession in accordance with a sliding scale based on the area and age of the concession must be demonstrated. Concession holders must negotiate with the surface owners for compensation for any losses occasioned by their activities.

Mexico Environmental Law

          At the time of the exploration phase for certain mineral projects, such as Campo Morado, Mexican environmental law requires a concession holder to submit a preventive report (prepared by an independent registered environmental consultant) to the Mexican National Institute of Ecology (or “INE”) before the concessionaire commences exploration activities. This report provides the government with the concessionaire’s plans for developing the project and sets out actions it will take to minimize impacts to the environment. The INE reviews the preventive report to ensure that the information fulfils the requirements of Mexican Environmental Laws.

          Once this report is approved a permit is granted. The INE was previously in charge of issuing environmental permits, however this authority has recently been assigned to an agency under the Secretary of the Environment and Natural Resources (“SEMARNAT”).

          The environmental permit authorizes the concessionaire to proceed with its exploration activities, in compliance with the requirements imposed by the environmental permit, for a specific period of time after the permit’s date of issue. Modifications to the approved project activities and extensions of the term of the permit are allowed.

Campo Morado Permits

          The original environmental permit for the Campo Morado Project was submitted on April 2, 1995, and has been renewed and modified on several occasions. The most recent extension was granted until November 14, 2006 and a further extension has been applied for. The permit covers the Campo Morado Project during the exploration phase only and allows for certain disturbances, including rehabilitation of old roads and underground workings, development of new access roads, development camp and other facilities, and development of exploration pits, surface drill pads, underground drill pads, surface and underground drill holes. The permit prohibits hunting or collection of flora and fauna. The permit requires compliance with noise and air pollution standards, reclamation of abandoned areas, storage of spent lubricants until they are shipped to a recycling facility, reclamation of any oil or fuel spills, and preparation of an endangered species and reforestation study.

          Farallon is conducting its current exploration work in compliance with the Campo Morado permit. On June 7, 2006 SEMARNAT confirmed that the existing Campo Morado permit is sufficient for the purposes of the proposed work plan outlined under “Recent Developments” and “Use of Proceeds”.

          Farallon has not yet been required to post a reclamation bond for the Campo Morado Project. However the environmental permit requirements for the exploitation phase of operations will require an extension and modification of the current permit, to be based on a new Environmental Impact Statement. The Company expects that the next exploitation phase will require, among other things, surface rights, water rights, water discharge permits, change of use of land permits, reclamation bonds, reforestation bonds, hazardous waste management permits, emission permits and social, anthropological and archaeological studies.

Estimates of Mineralization at Campo Morado Project

          In 2005, new estimates of the mineral resources outlined by drilling at the Reforma, El Rey, Naranjo and El Largo Deposits at Campo Morado were announced. These estimates were completed according to the standards of the Canadian Institute of Mining and Metallurgy (2000) as required for mining projects under NI43-101 and described in the “Technical Report on the Campo Morado Project – Revised Update on Exploration, Resources and Metallurgical Activities for the G-9 Deposit” dated December 2006 (the “Technical Report”), prepared by Ross Banner, P. Eng., David Gaunt, P.Geo., Daniel Kilby, P. Eng., Peter Taggart, P. Eng., Qingping Deng, CPG and David Dreisinger, P. Eng., all of whom are qualified persons as defined in NI 43-101. Qingping Deng, CPG. of Behre Dolbear & Company (USA) Inc., an independent qualified person as defined by NI43-101, is responsible for each of the Reforma, El Rey, Naranjo and El Largo estimates.

Indicated and Inferred Mineral Resources
at a US$90GMV/t(1) cut-off – September 2005

Deposit	Category	Tonnes	Gold	Silver	Copper	Zinc	Lead
		(000’s)	(g/t)	(g/t)	(%)	(%)	(%)

Reforma	Indicated	3,972	4.20	224	0.92	3.86	1.71
	Inferred	1	1.31	392	0.24	0.04	0.50

El Rey	Indicated	1,051	2.74	154	0.52	4.45	1.20
	Inferred	15	2.37	91	0.54	4.63	1.47

Naranjo	Indicated	2,056	2.77	136	0.82	4.12	1.24
	Inferred	236	4.28	104	1.05	1.76	0.50

El Largo	Indicated	4,130	1.12	128	0.40	5.76	1.33
	Inferred	1,258	1.54	122	0.85	3.99	0.84

Deposit	Category	Tonnes	Gold	Silver	Copper	Zinc	Lead
		(000’s)	(g/t)	(g/t)	(%)	(%)	(%)

Total	Indicated	11,209	2.67	166	0.67	4.66	1.44
	Inferred	1,510	1.98	119	0.88	3.65	0.79

(1)

GMV/t is the sum of the metal grade multiplied by the following metal prices: US$375/oz for gold; US$5.50/oz for silver; US$1.00/lb for copper; US$0.51/lb for zinc and US$0.25/lb for lead converted to metric units.

          Mineral resources that are not mineral reserves do not have demonstrated economic viability. None of the foregoing mineralization has been determined to be ore nor is considered to be a mineral reserve.

Operations

          Farallon does not have any operating revenue although, historically, it has had annual interest revenue as a consequence of investing surplus funds pending the completion of exploration programs.

Audit Committee

          Pursuant to Multilateral Instrument 52-110 – Audit Committees (“MI52-110”), the Company is required to have an audit committee composed entirely of board members that are “independent” of the Company, as that term is defined in MI52-110 and meaning generally free from material relationships with the Company which could be reasonably expected to interfere with the exercise of the person’s independent judgement. Presently, David Copeland, Scott Cousens and Robert Dickinson are members of the Company’s audit committee. In September, 2006, the Company determined that none of the members of its audit committee were independent and shortly thereafter initiated its search for independent board members. As of the date of this Prospectus, the Company is not in compliance with the audit committee composition rule set out in MI52-110, as none of the members of the Company’s audit committee are considered independent as a consequence of their employment positions with Hunter Dickinson Inc., a service provider to the Company. The Company is currently undertaking steps to remedy such non-compliance, including actively recruiting new board members that are independent and financially literate. The Company expects to appoint at least one new, independent, financially literate board member that will serve on the audit committee within 90 days of completion of the Offering. While it is difficult to set a firm deadline by which the Company will completely rectify the non-compliance given the high demand for qualified individuals, the Company does intend to take the required steps in order to reach this goal as soon as practicable.

          The Company is taking steps to ensure that the duties generally performed by independent directors are being performed by the current directors. The board members have extensive experience as directors of public companies and are sensitive to the related corporate governance and financial reporting obligations associated with such positions. Thus the board members are reasonably well versed in the obligations of directors and the expectations of independence from management. Given the Company’s recent activities in raising additional capital over the last six months, the board has been particularly sensitive to the appropriateness of board and management interaction, checks and balances.

RECENT DEVELOPMENTS

Private Placement

          On November 17, 2006 the Company completed a private placement of 18,750,000 units at $0.40 each (the “Private Placement”) and raised gross proceeds of $7,500,000. Each unit consisted of one Common Share and one Common Share purchase warrant. Each warrant entitles the holder to purchase one additional Common Share at a price of $0.60 on or before the second anniversary of the closing of the Private Placement.

          Shareholders’ approval is required for the exercise of 11,044,417 of the warrants. Such approval will be sought at the general shareholders meeting to be held December 14, 2006. If shareholder approval for those warrants is not obtained, the Company will refund to the purchasers of such warrants, $0.02 per warrant.

          The net proceeds from the Private Placement, after payment of expenses associated therewith, will be used for work on the Campo Morado Project and for general working capital purposes.

Recent Work at Campo Morado Project

          Since the beginning of the 2006 financial year and in preparation for a pre-feasibility study, Farallon has undertaken a series of scoping level option investigations. In the course of those investigations drilling expanded the G-9 Deposit at the Campo Morado Project. Farallon completed an initial estimate of the resources for the G-9 Deposit in November 2005, as a result of which subsequent drilling has been almost exclusively focused on the G-9 Deposit.

          In November 2006 Farallon announced a revised estimate of inferred mineral resources for the G-9 Deposit at the Campo Morado Project, as described in the Technical Report. The G-9 estimates were completed by Farallon’s in-house Qualified Person, David Gaunt, P.Geo.

G-9 Deposit Inferred Resources

Cutoff(1)	Tonnes	Gold	Silver	Copper	Zinc	Lead
(% Zinc)	(000’s)	(g/t)	(g/t)	(%)	(%)	(%)
2.0	5,570	2.8	186	1.3	7.3	1.0
4.0	3,840	3.0	200	1.5	9.3	1.2
6.0	2,590	3.0	205	1.7	11.4	1.3
8.0	1,770	2.9	201	1.9	13.4	1.3
10.0	1,250	2.6	195	2.0	15.3	1.2

(1)

In an operating situation a decreasing cutoff grade production schedule would be used to maximize rate of return. A decreasing cutoff grade procedure would commence with a 10% Zinc cutoff grade in the early years, likely finalizing with a 5% cutoff grade in the later years. Hence the inferred resources are presented at a range of cutoff grades.

          Mineral resources that are not mineral reserves do not have demonstrated economic viability. None of the foregoing mineralization has been determined to be ore nor is considered to be a mineral reserve.

          Based on continuing positive drill results at the G-9 Deposit and preliminary metallurgical tests which have indicated that the mineralization can be treated by flotation techniques, Farallon has shifted its strategic focus for the Campo Morado Project towards expediting the development of a mine at the G-9 Deposit. Farallon has reset the target date for completion of a preliminary assessment to early 2007 to enable the G-9 Deposit to be the focus of the preliminary assessment. Accordingly, the date for delivery of the results of the pre-feasibility study has been deferred to mid-2007.

          In the Technical Report the authors recommended an interim $55 million budget and work plan that is designed to advance the G-9 Deposit to the pre-feasibility stage in a manner that in management’s opinion is likely to expedite mine development at the G-9 Deposit. The report recommended a surface and underground drilling program to define, reclassify and expand the mineral resources of the G-9 Deposit in order to enable mine planning and design work for the deposit to be undertaken. The report also recommended test mining and bulk sampling, as well as a comprehensive metallurgical test program to enable the development of a process plant flow sheet, layout and detailed design. Additional engineering, socio-economic and environmental studies to provide feasibility level information for design engineering are also recommended. The information will collectively be used to assist in the ongoing assessment of making a production decision to develop a mine at G-9.

          In particular, the work plan includes: $7 million for 45,000 m of surface drilling (40,000 m for exploration to test for extensions of the G-9 Deposit and other targets (to test more property scale, structural and stratigraphic concepts, and 5,000 m geotechnical and condemnation); $20 million for surface improvements, including water, tailings, storage and infrastructure studies, metallurgical pilot plant and equipment; $25 million for approximately 1,800 m of underground work (1,400 m decline and 400 m in crosscuts) including, underground drill stations, test mining and bulk sampling; $2 million for 10,000 m of underground exploration drilling; and $1 million for socioeconomic and environmental studies. The decline and related site activity work will be done with a view towards supporting later production of up to 1,500 tonnes per day.

Proposed Debt Financing

          In conjunction with this Offering, and to ensure sufficient funds are available for work and related equipment in connection with the Campo Morado Project, Farallon anticipates arranging debt financing (“Debt Financing”) which may include, without limitation, senior or subordinated debt, loans from industry partners and/or commitments of underwriting for non-convertible notes or bonds from investment banks.

          Management understands that, before one or more lenders would commit to terms of a Debt Financing, such lenders may require an independent engineer to review the Campo Morado Project and the proposed work program.

          Receipt by the Company of a binding letter of commitment or duly-executed term sheet for a Debt Financing is one of the Escrow Release Conditions. See “Details of the Offering – Release of Offering Proceeds” and “Risk Factors”.

USE OF PROCEEDS

          The net proceeds to be received by the Company from the sale of the Subscription Receipts, after deducting the Agents’ commission and before expenses of the Offering estimated to be $400,000, are estimated to approximately $75,200,000.

          The net proceeds, together with a portion of the proceeds from the Private Placement, will be used for the work program described above, funding complementary activities that management believes will ultimately support potential mine development at the G-9 Deposit, and working capital necessary to administer the work program.

          We anticipate allocating net proceeds with the following priorities:

Priority	Use of Proceeds	Funds	Total

1	Underground Exploration
	- Decline/Crosscuts	$25,000,000
	- Drilling	$2,000,000	$27,000,000

2	Surface Exploration
	- Drilling	$7,000,000
	- Design and Site Facilities Development	$20,000,000	$27,000,000

3	Permitting and Socio-Economic Costs	$1,000,000	$1,000,000

4	Working Capital	$20,200,000	$20,200,000

          Pending the uses described above, the Company may invest all or a portion of the net proceeds in high quality short-term interest-bearing corporate securities.

          As the work program outlined above proceeds, and depending on the results derived therefrom, the Company may find it necessary or advisable to use portions of the funds for other purposes (for example, activities that in management’s opinion could expedite mine development in an orderly manner). The Company may also find it necessary to obtain additional financing, either by debt, public offerings or private placements.

PLAN OF DISTRIBUTION

          Pursuant to an agreement dated December 14, 2006 (the “Agency Agreement”) between the Company and the Agents, the Company has appointed the Agents as its agents to offer the Subscription Receipts for sale to the public, either directly or through authorized sub-agents, on a best efforts basis in the Qualifying Jurisdictions, subject to compliance with all necessary legal requirements and the terms and conditions of the Agency Agreement.

          The Subscription Receipts are being sold at an Offering Price of $0.50 per Subscription Receipt. The Offering Price was negotiated between the Company and the Agents in the context of prevailing market conditions. The Agency Agreement provides that the closing of this Offering will occur on December 21, 2006 or such later date as the Company and the Agents may agree, but in any event not later than January 26, 2007.

          The Agency Agreement provides for payment by the Company of a fee to the Agents equal to 6% of the gross proceeds raised in the Offering for various services rendered to the Company in connection with the Offering. The Company has also agreed to issue to the Agents the Compensation Options, which entitle the Agents to purchase an aggregate number of Common Shares equal to 6% of the number of Subscription Receipts sold in the Offering at the Offering Price at any time until 5:00 p.m., Vancouver time, on the second anniversary of the Closing Date. This Prospectus also qualifies the distribution of the Compensation Options. No additional fee has been or will be paid to the Agents in connection with any issue of Common Shares upon the exercise of the Warrants or the Compensation Options.

          While the Agents have agreed to use their best efforts to sell the Subscription Receipts, the Agents are not obliged to purchase any Subscription Receipts which are not sold. The obligations of the Agents under the Agency Agreement are several and not joint and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain stated events.

          Conditional on receiving gross Offering proceeds of not less than $55 million the Company has agreed that it will not, directly or indirectly, sell, issue or announce the issuance of, or enter into any agreement to sell or issue, any securities of the Company, without the prior consent of the Agents, such consent not to be unreasonably withheld, for a period of 90 days following the Escrow Release Date, other than: (a) pursuant to the Offering; (b) pursuant to the exercise of outstanding warrants and or Warrants or Compensation Options issued under the Offering; (c) the grant of options pursuant to and in accordance with the Company’s employee stock option plan which limits options (existing or new) to 8% of the post-Offering Common Shares outstanding; (d) upon conversion of Subscription Receipts sold pursuant to the Offering; (e) pursuant to share issuance obligations under existing mineral property agreements; or (f) in connection with the acquisition by the Company of the shares and assets of other corporations or entities, and each of the directors and executive officers of the Company and their associates will enter into a lock-up agreement with the Agents under which such persons will agree, directly or indirectly, not to sell, transfer, assign, pledge or otherwise dispose of any securities of the Company owned by any such persons, directly or indirectly, until the 90th day following the Escrow Release Date, without the prior written consent of the Agents, such consent to not be unreasonably held or delayed, or there occurs a take-over bid or similar transaction involving a change of control of the Company.

          Pursuant to policies of certain Canadian securities regulatory authorities, the Agents may not, throughout the period of distribution under the Offering, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or discretion. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities, and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Agents may over-allot or effect transactions which stabilize or maintain the market price of the Company’s Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

          The Subscription Receipts have not been and will not be registered under the U.S. Securities Act or any state securities laws, and, subject to certain exceptions, may not be offered, or delivered, directly or indirectly, or sold in the United States except in certain transactions exempt from the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Agents have agreed that they will not offer or sell the Subscription Receipts within the United States, its territories, its possessions and other areas subject to its jurisdiction or to, or for the account or benefit of, a “U.S. person” (as defined in Regulation S under the U.S. Securities Act), except in accordance with the Agency Agreement and pursuant to exemptions from the registration requirements of the U.S. Securities Act and in compliance with applicable state securities laws.

          The Company has agreed to indemnify the Agents against certain liabilities and expenses, including liabilities under applicable securities legislation in certain circumstances, or to contribute to payments the Agents may have to make in respect thereof.

          Subscriptions for Subscription Receipts will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

          The Company will apply to list the Common Shares issuable upon exercise of the Subscription Receipts and the Underlying Shares on the TSX. Listing will be subject to the Company fulfilling all the listing requirements of the TSX.

DETAILS OF THE OFFERING

Subscription Receipts

          The Subscription Receipts will be created and issued pursuant to the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”) to be entered into among the Company, Paradigm Capital Inc. and the Escrow Agent. The following summary of the Subscription Receipt Agreement is not complete and is qualified in its entirety by reference to the Subscription Receipt Agreement which will be available for review on the SEDAR website located at www.sedar.com under the Company’s profile after the Closing Date.

          Upon exchange, each Subscription Receipt will entitle the holder thereof to acquire one Common Share and one-half of one Warrant for no additional consideration. The number of Common Shares issuable upon exchange will be subject to adjustment in certain circumstances, as more fully described below. Subscription Receipts representing the proceeds (up to $20 million) released to the Company on the Closing Date will be automatically exchanged on a pro rata basis on the Closing Date for the applicable number of Common Shares and Warrants. If the Escrow Release Conditions are satisfied before the Condition Deadline, outstanding Subscription Receipts will be automatically exchanged with no action required by the holders thereof. If the Escrow Release Conditions are not satisfied before the Condition Deadline the Escrow Agent will send a notice to each holder of Subscription Receipts advising that, unless before a specified date (the “Notice Date”) the holder directs the Escrow Agent to exchange such holder’s Subscription Receipts and release the applicable Escrowed Funds to the Company, the Escrow Agent will use available Escrowed Funds to refund the maximum number of whole Subscription Receipts that can be so refunded (without refunding or creating fractional Subscription Receipts) using and returning to each holder of Subscription Receipts that portion of the Escrowed Funds attributable to such holder’s subscription for Subscription Receipts and interest or other income earned thereon (less applicable withholding tax, if any). The refund of Escrowed Funds will commence on the third business day after the Notice Date.

          The Subscription Receipt Agreement will provide for adjustment in the number of Common Shares issuable upon the exchange of the Subscription Receipts upon the occurrence of certain events, including:

(i)

the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Subscription Receipt Agreement, or a distribution of Common Shares upon the exercise of the Subscription Receipts or pursuant to the exercise of directors, officers or employee stock options granted under the Company’s stock option plans);

(ii)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)

the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Subscription Receipt Agreement, for the Common Shares on such record date; and

(v)

the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, of evidences of indebtedness or cash, securities or any property or other assets.

          The Subscription Receipt Agreement will also provide for adjustment in the class or number of securities issuable upon the exercise of the Subscription Receipts in the event of the following: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Company’s subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another company or other entity.

          No adjustment in the number of Common Shares issuable upon the exercise of the Subscription Receipts will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of Common Shares to be received upon exchange by at least one one-hundredth of a Common Share.

          No fractional Common Shares will be issuable upon the exercise of Subscription Receipts, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Subscription Receipts will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

          From time to time, the Company, Paradigm Capital Inc. and the Escrow Agent, without the consent of the holders of Subscription Receipts, may amend or supplement the Subscription Receipts for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Subscription Receipts. Any amendment or supplement to the Subscription Receipt Agreement that adversely affects the interests of the holders of the Subscription Receipts may only be made by “extraordinary resolution”, which is defined in the Subscription Receipt Agreement as a resolution either (1) passed at a meeting of the holders of Subscription Receipts (at which there are holders of Subscription Receipts present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Subscription Receipts) by the affirmative vote of holders of Subscription Receipts representing not less than two-thirds of the number of then outstanding Subscription Receipts represented at the meeting and voted on such resolution or (2) adopted by an instrument in writing signed by the holders of Subscription Receipts representing not less than two-thirds of the number of then outstanding Subscription Receipts.

          Under the Subscription Receipt Agreement, original purchasers of Subscription Receipts under the Offering will have a contractual right of rescission following the issuance of Common Shares and Warrants to them upon the exchange of the Subscription Receipts, to receive the amount paid for the Subscription Receipts if this Prospectus (including documents incorporated by reference herein) and any amendment contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days after the Closing Date.

Common Shares and Preferred Shares

          Each Common Share carries the right to attend and vote at all general meetings of shareholders, to receive dividends if, as and when declared by the directors, and to participate in any dissolution or winding up of the Company. Each Preferred share carries the right to attend and vote at all general meetings of shareholders. The Preferred shares are issuable in series and the directors may affix rights to dividends and exchange for Common Shares. The Preferred shares rank in priority to the Common Shares with respect to payment of dividends and return of capital on winding up or dissolution of the Company.

Warrants

          The Warrants will be created and issued pursuant to the terms of a warrant indenture (the “Warrant Indenture”) to be dated as of the Closing Date between the Company and Computershare Trust Company of Canada, as warrant agent thereunder (the “Warrant Agent”). The Company will appoint the principal transfer office of the Warrant Agent in Vancouver, British Columbia as the location at which Warrants may be surrendered for exercise or transfer.

          The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

          Each Warrant will entitle the holder thereof to purchase one Common Share at a price of $0.70 at any time before 5:00 p.m. (Vancouver time) on the date which is 24 months after the Closing Date, after which time the Warrants will expire and be void and of no value. If, at any time after the Escrow Release Date, the volume weighted average trading price of the Common Shares of the Company on the TSX is greater than $1.50 for any 20 consecutive trading days, the Company may accelerate the expiry of the Warrants by providing written notice to the holders of Warrants and issuing a press release to the effect that the Warrants will expire 30 days following the date of such notice. The Warrant Indenture will contain provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. No fractional Common Shares will be issued upon the exercise of Warrants.

          The Warrant Indenture will provide for adjustment in the number of Common Shares issuable upon the exercise of the Warrants and/or the exercise price per Common Share upon the occurrence of certain events, including:

(i)

the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of the Warrants or pursuant to the exercise of directors, officers or employee stock options granted under the Company’s stock option plans);

(ii)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)

the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v)

the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, or evidences of indebtedness or cash, securities or any property or other assets. The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers of the Company with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Company’s subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

          No adjustment in the exercise price or the number of Common Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share.

          The Company will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Common Shares issuable upon exercise of the Warrants, at least 14 days before the record date or effective date, as the case may be, of such event.

          No fractional Common Shares will be issuable upon the exercise of Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

          From time to time, the Company and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by ‘‘extraordinary resolution’’, which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the holders of Warrants (at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants) by the affirmative vote of holders of Warrants representing not less than two-thirds of the aggregate number of then outstanding Warrants represented at the meeting and voted on such resolution or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than two-thirds of the aggregate number of then outstanding Warrants.

Release of Offering Proceeds

          On the Closing Date 25% (up to $20,000,000) of the Offering proceeds will be released to the Company, the Subscription Receipts represented by that portion of the Offering proceeds will be automatically exchanged on the Closing Date for one Common Share and one-half of one Warrant, without payment of additional consideration and without any further action by holders of Subscription Receipts, and the Agents will receive one-half of the Agents’ Fee and all of the Agents’ out-of-pocket expenses. The remainder of the Offering proceeds, estimated at $60,000,000, will be deposited in escrow with the Escrow Agent, and invested in short term investment grade debt obligations pending satisfaction of the Escrow Release Conditions described below. After the Closing Date and before the Condition Deadline, Subscription Receipt holders may, at their option, exchange their Subscription Receipts for one Common Share and one-half of one Warrant, without payment of additional consideration, the Escrowed Funds attributable to such exchanged Subscription Receipts will be released to the Company and the Agents will receive one-half of the Agents’ Fee attributable to such Subscription Receipts. If the Escrow Release Conditions are not satisfied on or before the Condition Deadline, commencing on the third business day after the Notice Date the Escrow Agent will return to the Subscribers their pro rata share of the Escrowed Funds, plus accrued interest thereon. Subscription Receipt holders will not be refunded any of the Escrowed Funds attributable to Subscription Receipts which have been exchanged prior to the Condition Deadline. The Escrowed Funds will be less than the full amount of the Offering proceeds.

          If the Escrow Release Conditions are satisfied before the Condition Deadline, each Subscription Receipt will be automatically exchanged for one Common Share and one-half of one Warrant, without payment of additional consideration and without any further action by holders of Subscription Receipts, and the Escrow Agent will pay to the Agents the balance of their fee and release the balance of the Escrowed Funds (together with interest or other income earned thereon) to the Company.

          The Escrowed Funds will be released on satisfaction of certain conditions, including the following (the “Escrow Release Conditions”): (i) a binding commitment letter or term sheet having been executed for the Debt Financing and containing terms and conditions acceptable to the Agents, acting reasonably; (ii) there having been no material adverse change in the financial condition, business or operations of the Company; (iii) the President and Chief Executive Officer and Chief Financial Officer of the Company delivering certificates stating that there has been no material adverse change in the financial condition, business or operations of the Company and that the Debt Financing has been obtained; (iv) the Company not being in breach or material default of any of its covenants or obligations under the Agency Agreement or the Subscription Receipt Agreement except as waived by the Agents; and (v) the Company and the Agents acting reasonably having delivered a joint notice to the Escrow Agent confirming that all conditions precedent to the release of the Escrowed Funds have been satisfied or waived on terms satisfactory to the Company and the Agents.

CAPITALIZATION

          The authorized share capital of the Company consists of an unlimited number of Common Shares without par value, of which 124,572,331 were issued and outstanding as at December 13, 2006, and an unlimited number of Preferred shares without par value, of which none are currently issued or outstanding.

          The following table shows the effect of the Offering on the issued Common Shares of the Company:

Description of Security	Authorized	Issued at December 13, 2006	Issued after giving effect to Offering(1)
Common Shares	Unlimited	124,572,331	374,172,331

(1)      Assumes issuance of 9,600,000 Common Shares on full exercise of Compensation Options, and issuance of 80,000,000 Common Shares on full exercise of Warrants.

          As at December 13, 2006, the Company had outstanding share purchase options to purchase up to 6,356,500 Common Shares with a weighted average exercise price of $0.79.

          As at December 13, 2006, the Company had the following share purchase warrants, each exercisable into one Common Share:

Number of Warrants	Exercise Price	Expiry Date
28,571,877	$1.02	December 17, 2006
18,750,000	$0.60	November 17, 2008

          Since June 30, 2006 no Common Shares have been issued pursuant to the exercise of employee stock options or share purchase warrants.

INTERESTS OF EXPERTS

          The following individuals are named, in this Prospectus, as having prepared or co-prepared a technical report on various aspects of the Campo Morado Project: Daniel Kilby, P.Eng., Peter Taggart, P.Eng., Ross Banner, P.Eng., Qingping Deng, Ph.D., CPG, David Dreisinger, P.Eng., and David Gaunt, P.Geo.

          None of those individuals holds, directly or indirectly, more than one percent of the issued and outstanding Common Shares of the Company.

          Certain legal matters in connection with this Offering will be passed upon by Lang Michener LLP on behalf of the Company and by Heenan Blaikie LLP, on behalf of the Agents. As at the date hereof, the partners and associates of Lang Michener LLP and Heenan Blaikie LLP, as a group, beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company.

RISK FACTORS

          An investment in the Company’s Subscription Receipts, and the Common Shares and Warrants issuable upon exchange therefor, is highly speculative and subject to a number of risks. A prospective purchaser of such securities should carefully consider the information described in this Prospectus as well as the risk factors set out in our Annual Information Form incorporated herein by reference and the following:

There is no market for the active trading of Subscription Receipts and no market is expected to develop.

          There is currently no market through which the Subscription Receipts may be sold. Therefore, purchasers of Subscription Receipts may not be able to resell Subscription Receipts.

If Escrow Conditions are not satisfied, Subscribers will only be entitled to a refund of a portion of the Subscription Price.

          On the Closing Date 25% (up to $20,000,000) of the Offering proceeds will be released to the Company and the Subscription Receipts represented by that portion of the Offering proceeds will be automatically exchanged on the Closing Date for the appropriate number of Common Shares and Warrants. Between the Closing Date and the Condition Deadline, Subscribers may exchange Subscription Receipts for Common Shares and Warrants. The balance of the Offering proceeds will be held in escrow pending satisfaction of the Escrow Conditions. If the Escrow Conditions are not satisfied by the Condition Deadline, Subscribers will receive a refund of the Escrowed Funds attributable to such Subscriber’s subscription and any interest or other income earned thereon, less withholding tax, if any. Subscribers will not receive a refund of Offering proceeds released to the Company on the Closing Date, nor will a Subscriber receive a refund for Subscription Receipts exchanged for Common Shares and Warrants between the Closing Date and the Condition Deadline. Accordingly, Subscribers will not receive a full refund of the Offering Price in the event the Escrow Release Conditions are not satisfied. See “Plan of Distribution – Release of Offering Proceeds”.

Loss of Entire Investment

          An investment in Common Shares and Warrants is highly speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Company.

Our mineral resources are estimates only and may not reflect the actual deposits or the economic viability of extraction.

          The figures presented for mineral resources herein and in the documents incorporated herein by reference are estimates only. The estimating of mineral resources is a subjective process and the accuracy of reserve and resource estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from our estimates.

          Estimated mineral resources may have to be recalculated based on changes in metals prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence resource estimates.

If Farallon were to lose the services of Dick Whittington or other members of its management team, it may be delayed in its plan of operations for the Campo Morado Project and operating expenses may be increased.

          Farallon relies on the services of Dick Whittington, who is president and Chief Executive Officer of the Company, and other members of its management team to carry out its plan of operations. Mr. Whittington is the only member of the Company’s management team that provides his services on a full time basis. Farallon does not maintain life insurance or key man insurance for such personnel. Farallon’s success is dependent on the performance of key personnel working in management, supervisory and administrative capacities, or as consultants in advancing its corporate objectives. The loss of the services of Mr. Whittington, senior management or key personnel who are capable of managing Farallon’s business activities will result in Farallon being required to identify and engage qualified management to replace Mr. Whittington or other members of the management team. The time and expense involved in this process could result in a delay in Farallon completing its planned exploration programs. The loss of Mr. Whittington as Chief Executive Officer and sole full time member of the management team could result in the most extensive delay as Farallon would be required to locate, engage and orient a new chief executive officer. Mr. Whittington and other members of Farallon’s management team are seconded from Hunter Dickinson Inc, a related party by virtue of common directors, and do not have a direct employment contract with Farallon. If Farallon were to lose the services of Mr. Whittington or other members of its management team, Farallon’s plan of operations for the Campo Morado Project may be affected and its operating expenses may be increased.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          In the opinion of Lang Michener LLP, counsel to the Company, and Heenan Blaikie LLP, counsel to the Agents, the following is as of the date hereof a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of Subscription Receipts acquired under the Offering and Common Shares and Warrants issuable in exchange for Subscription Receipts (collectively, the "Securities") who, for the purposes of the Tax Act and at all relevant times, (i) are resident or deemed to be resident solely in Canada, (ii) deal at arm's length and are not affiliated with the Company, and (iii) hold the Securities as capital property. Holders meeting all of the foregoing requirements are referred to as a "Holder" or "Holders" in this summary, and this summary only addresses such Holders. In addition, this summary does not address any Holder that is a financial institution to which the "mark-to-market" provisions of the Tax Act apply, a "specified financial institution" or a Holder an interest in which is a ""tax shelter investment" (all as defined for purposes of the Tax Act), and does not address other special situations or circumstances, and all affected Holders should consult with their own tax advisors in this regard.

          This summary is based upon the facts set out in this short form prospectus, the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, all specific proposals (the “Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date thereof, and counsel’s understanding of the current published administrative and assessing practice of the Canada Revenue Agency (the “CRA”). No assurance can be given that the Proposed Amendments will be enacted in their proposed form, if at all. This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations.

          This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Securities. Consequently, prospective holders should consult their own tax advisors with respect to their particular circumstances. The discussion below is qualified accordingly.

Acquisition of Common Shares and Warrants on Exchange of Subscription Receipts

          No gain or loss will be realized by a Holder on the exchange of a Subscription Receipt for one Common Share and one-half of one Warrant evidenced thereby. This opinion is based upon the interpretation of counsel that a Subscription Receipt is an agreement to acquire a Common Share and one-half of one Warrant upon either the Closing Date or the satisfaction of the Escrow Release Conditions. No advance income tax ruling has been requested from the CRA in this regard, and counsel is not aware of any judicial consideration of this interpretation.

          Holders will be required to allocate the aggregate cost of a Subscription Receipt between the Common Share and one-half of one Warrant on a reasonable basis in order to determine their respective costs for purposes of the Tax Act. For its purposes, the Company intends to allocate $0.49 of the issue price of each Subscription Receipt as consideration for the issue of each Common Share and $0.01 of the issue price of each Subscription Receipt as consideration for the issue of each one-half of one Warrant. Although the Company believes that its allocation is reasonable, it is not binding on the CRA. The adjusted cost base of a Holder’s Common Shares will be subject to the averaging rules under the Tax Act.

Repayment of Issue Price and Interest

          As described above under “Details of the Offering – Release of Offering Proceeds”, if the Escrow Release Conditions are not satisfied prior to the Deadline, a Holder will receive, in respect of such Subscription Receipts as are to be refunded, that portion of the Escrowed Funds attributable to such Holder’s subscription for Subscription Receipts which have not previously been exchanged for Common Shares and Warrants and the Holder’s share of interest earned on the Escrowed Funds.

          The Holder will not generally realize any income, gain or loss on the repayment to the Holder of the issue price. Where a Holder is entitled to receive the Holder’s share of interest earned on the Escrowed Funds, a Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing income for a taxation year any interest accrued to the Holder on the Escrowed Funds to the end of the Holder’s taxation year, or that is receivable or received by the Holder before the end of that taxation year, except to the extent that such interest was included in computing the Holder’s income for a preceding taxation year. Any other Holder that is entitled to receive the Holder’s share of interest earned on the Escrowed Funds will be required to include in income for a taxation year such interest as is received or receivable by the holder in that taxation year, depending on the method regularly followed by the Holder in computing income.

Exercise or Expiry of Warrants

          No gain or loss will be realized by a Holder upon the exercise of a Warrant. The cost to a Holder of a Common Share acquired upon the exercise of a Warrant will be the aggregate of (i) the Holder’s adjusted cost base of the Warrant so exercised, and (ii) the price paid for the Common Share (i.e., the exercise price of the Warrant). The cost to a Holder of a Common Share acquired upon the exercise of a Warrant must be averaged with the adjusted cost base (determined immediately before the exercise of the Warrant) of all other Common Shares held by the Holder as capital property at the time of the exercise of the Warrant.

          The expiry of an unexercised Warrant will generally give rise to a capital loss equal to the adjusted cost base to the Holder of the expired Warrant.

Disposition of Subscription Receipts, Common Shares and Warrants

          A disposition or deemed disposition by a Holder of a Subscription Receipt (for great certainty, other than on the exchange thereof for a Common Share and one-half of one Warrant), a Common Share or a Warrant (other than a disposition of a Warrant on the exercise or expiry thereof) will generally result in the Holder’s realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Subscription Receipt, Common Share or Warrant, as the case may be, are greater (or less) than the aggregate of the holder’s adjusted cost base of the Subscription Receipt, Common Share or Warrant, as the case may be, and any reasonable costs of disposition. One-half of any capital gain (a “taxable capital gain”) must be included in the Holder’s income for the taxation year of the disposition, and one-half of any capital loss (an “allowable capital loss”) realized in a taxation year may generally be deducted from taxable capital gains realized in the year of disposition. Allowable capital losses in excess of taxable capital gains for a particular year may be deducted from taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to detailed rules and the restrictions contained in the Tax Act in this regard. The amount of any capital loss realized by a Holder that is a corporation on the disposition of Common Shares may be reduced by the amount of any dividends received or deemed to be received by such Holder subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. A capital gain realized or a taxable dividend received by a Holder who is an individual may give rise to a liability for alternative minimum tax. If a Holder is a “Canadian-controlled private corporation” as defined in the Tax Act, the Holder may be liable to pay an additional refundable tax of 6 2/3% on some types of income, including interest and taxable capital gains.

Dividends on Common Shares

          Dividends received or deemed to be received on the Common Shares by an individual (including some trusts) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules applicable to dividends received from taxable Canadian corporations (as defined in the Tax Act). Taxable dividends received by an individual will be relevant in computing possible liability for alternative minimum tax.

          On October 18, 2006, the Minister of Finance (Canada) tabled Bill C-28 in the House of Commons. Bill C-28 contains provisions that are intended to enhance the dividend gross-up and tax credit mechanism applicable to “eligible dividends” paid by corporations resident in Canada after 2005. Under the Bill C-28, a dividend will be eligible for the enhanced gross-up and dividend tax credit treatment if the dividend recipient receives written notice from the paying corporation designating the dividend as an “eligible dividend”. There may be limitations on the ability of a corporation to designate dividends as “eligible dividends”, and there can be no assurance that Bill C-28 will be enacted into law in the form proposed, or at all.

          A Holder that is a corporation will include dividends received or deemed to be received on the Common Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income, subject to the normal rules and restrictions under the Tax Act, with the result that no tax will be payable by it in respect of such dividends. Certain corporations, including private corporations or subject corporations (as such terms are defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 331/3% of the dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing taxable income.

AUDITORS, TRANSFER AGENT AND REGISTRAR

          The auditors of the Company are KPMG LLP, Chartered Accountants, Vancouver, British Columbia. The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia.

PURCHASERS’ STATUTORY RIGHTS

          Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some provinces, damages where the Prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

AUDITORS’ CONSENT

To:	The Board of Directors of
Farallon Resources Ltd.

          We have read the short form prospectus of Farallon Resources Ltd. (the “Company”) dated December 14, 2006 relating to qualification for distribution of subscription receipts of the Company. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

          We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at June 30, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2006. Our report is dated September 1, 2006.

(Signed) KPMG LLP

Chartered Accountants

Vancouver, Canada
December 14, 2006

CERTIFICATE OF THE COMPANY

Dated: December 14, 2006

          This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this Prospectus as required by the securities legislation of British Columbia, Alberta, Manitoba, New Brunswick and Ontario.

(Signed) J.R.H. (Dick) Whittington	(Signed) Jeffrey R. Mason
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

(Signed) Scott D. Cousens	(Signed) Ronald W. Thiessen
Director	Director

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CERTIFICATE OF THE AGENTS

Dated: December 14, 2006

          To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of British Columbia, Alberta, Manitoba, Ontario and New Brunswick.

PARADIGM CAPITAL INC.
By: (Signed) ANDREW PARTINGTON

CANACCORD CAPITAL CORPORATION
By: (Signed) DAVID HORTON

MGI SECURITIES INC.
By: (Signed) JOSHUA H.H. KINGSMILL

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